Exhibit 99.1

NEWS RELEASE                                                       ALBANY
                                                                   INTERNATIONAL

For additional information please contact:
Kenneth C. Pulver
Vice President-Global Marketing & Communications
(518) 445-2214

FOR IMMEDIATE RELEASE

                ALBANY INTERNATIONAL ANNOUNCES MANAGEMENT CHANGE

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      Albany, New York, June 26, 2007 - Albany International Corp. (NYSE:AIN)
announced today that William M. McCarthy, Executive Vice President, Global Planning, Engineering and Procurement, will retire from the Company on September 30, 2007.

      Mr. McCarthy joined Albany International in 1977 as a Design Engineer. Since then, he has served in technical and marketing management positions before taking leadership roles in the company's North American, European, and ultimately, global paper machine clothing business. In his most recent job, Mr. McCarthy succeeded in building the Company's global procurement organization, and guided the Company's capital projects in Asia and South America from initial planning into their current implementation phases.

      In announcing Mr. McCarthy's retirement, President and CEO Joseph G. Morone said, "Throughout Bill's career, from his earliest days as an individual contributor to his most recent as a pivotal leader and architect of the modern Albany, he has always exemplified the attributes that have defined the very best of Albany International: personal integrity, professional excellence, and a remarkable commitment to his job, his colleagues, and the Company."

      Albany International is the world's largest producer of custom-designed paper machine fabrics and process belts that are essential to the manufacture of paper and paperboard. In its family of businesses, Albany applies its core competencies in advanced textiles and materials

                                     (more)

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                                                      Albany International Corp.
                                                                     PO Box 1907
                                                            Albany, NY 12201 USA
                                                                  www.albint.com
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to other industries. Founded in 1895, the Company is headquartered in Albany,
New York, and employs approximately 6,000 people worldwide. The Company's plants are strategically located to serve its global customers. Additional information about the Company and its businesses and products is available at www.albint.com.

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